Heron Therapeutics Announces Fourth Quarter and Full Year 2014 Financial Results and Corporate
Progress

REDWOOD CITY, Calif. – March 13, 2015 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a biotechnology company, today reported fourth quarter and full year 2014 financial results and highlighted recent corporate progress.

Fourth Quarter and Recent Corporate Progress:

•	In February 2015, the Company initiated a Phase 1 single-ascending dose, placebo-controlled clinical trial of HTX-011 in healthy volunteers. This study is evaluating safety, pharmacokinetics, and pharmacodynamics of the anesthetic effects of the product. HTX-011 is the Company’s lead product candidate in its pain management program targeting post-operative pain, and is a combination of the local anesthetic bupivacaine and the anti-inflammatory meloxicam in a novel formulation utilizing the Company’s proprietary Biochronomer® polymer-based drug delivery platform technology.

•	In December 2014, the Company disclosed a new development program for HTX-003, a long-acting formulation of buprenorphine, for the treatment of chronic pain and opioid addiction. Utilizing the Company’s Biochronomer technology, HTX-003 was designed to maintain therapeutic levels of buprenorphine for 30 days following a single subcutaneous injection.

“We anticipate closing enrollment the end of this month in MAGIC, our ongoing Phase 3 study of SUSTOL in patients receiving highly emetogenic chemotherapy, and we look forward to resubmitting our NDA for SUSTOL to the FDA in the middle of this year,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics. “In addition, we have continued to make excellent progress with our growing pipeline of product candidates, including the disclosure of a new program, HTX-003 targeting chronic pain and opioid addiction, as well as the initiation of a Phase 1 study of HTX-011, the lead candidate in our program targeting post-operative pain. We anticipate providing data from this study in healthy volunteers shortly and initiating a Phase 2 study in the second quarter of 2015.”

Results of Operations

As of December 31, 2014, Heron Therapeutics had approximately $72.7 million in cash, compared to $72.3 million as of December 31, 2013. The net increase in cash was primarily due to cash proceeds of approximately $58.9 million received from the common stock offering completed in June 2014, offset by the use of cash to fund our continued development of SUSTOL® (granisetron injection, extended release) and other product candidates and for other general corporate purposes.

The Company’s net loss for the three and twelve months ended December 31, 2014 was $20.6 million and $76.4 million, or $0.71 per share and $2.87 per share, respectively, compared to a net loss of $14.0 million and $55.3 million, or $0.75 per share and $3.42 per share, respectively, for the same periods in 2013.

The increase in net loss was primarily due to the ongoing Phase 3 HEC study of SUSTOL, which was initiated in 2014, and expenses related to new product development, including our program targeting the management of post-operative pain.

The decrease in net loss per share for the three and twelve months ended December 31, 2014 compared to the same periods in 2013 was mainly due to the increase in shares outstanding in 2014 as a result of our November 2013 and June 2014 common stock offerings, partially offset by the increase in net loss.

About SUSTOL® and Chemotherapy Induced Nausea and Vomiting

Heron Therapeutics’ lead investigational product candidate, SUSTOL® (granisetron injection, extended release), is being developed for the prevention of both acute- and delayed-onset chemotherapy induced nausea and vomiting (CINV) following the administration of moderately emetogenic chemotherapy (MEC) or highly emetogenic chemotherapy (HEC) agents. Affecting 70-80% of patients undergoing chemotherapy, CINV is one of the most debilitating side effects of such treatments, often attributed as a leading cause of premature discontinuation of cancer treatment. Injectable 5-hydroxytryptamine type 3 (5-HT3) receptor antagonists have been shown to be among the most effective and preferred treatments for CINV, however, an unmet medical need exists for patients suffering from CINV during the delayed-onset phase, which typically occurs one to five days following administration of chemotherapy agents. Only one injectable 5-HT3 receptor antagonist is approved for use following the administration of MEC agents, and none are approved for use following administration of HEC agents. SUSTOL contains the 5-HT3 receptor antagonist granisetron, selected due to its broad use by physicians based on a well-established record of safety and efficacy, and the fact that it is only currently approved for the prevention of CINV during the acute-onset phase. SUSTOL is formulated with the Company’s proprietary Biochronomer® polymer-based drug delivery platform technology and in clinical trials has been shown to maintain therapeutic drug levels of granisetron for up to five days with a single subcutaneous injection.

About HTX-019 for Chemotherapy Induced Nausea and Vomiting

HTX-019 is a proprietary injectable formulation of aprepitant, a neurokinin-1 (NK1) receptor antagonist for the prevention of CINV. NK1 receptor antagonists are typically used in combination with 5-HT3 receptor antagonists. At present, the only injectable NK1 receptor antagonist approved in the U.S. contains polysorbate 80, a surfactant, which may cause hypersensitivity reactions or other adverse reactions in some patients. Heron Therapeutics’ formulation for HTX-019 does not contain polysorbate 80, and may have a lower incidence of infusion-site reactions than reported with fosaprepitant.

About HTX-011 for Post-Operative Pain

HTX-011 is a combination of local anesthetic bupivacaine and the anti-inflammatory meloxicam for the management of post-operative pain. HTX-011 is formulated utilizing Heron Therapeutics’ proprietary Biochronomer technology, which extends its duration of action. In an animal model of post-operative pain, HTX-011 significantly reduced pain through 72 hours.

About HTX-003 for Chronic Pain and Addiction

HTX-003 is a long-acting formulation of buprenorphine for the management of chronic pain and opioid addiction. Utilizing Heron Therapeutics’ proprietary Biochronomer technology, HTX-003 is designed to maintain therapeutic drug levels of buprenorphine for 30 days following a single subcutaneous injection with a low potential for patient abuse.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. is a biotechnology company using its proprietary technology and innovative efforts to develop products to address unmet medical needs. The Company’s proprietary Biochronomer polymer-based drug delivery platform technology is designed to improve the therapeutic profile of injectable pharmaceuticals. The Company’s product development efforts focus on identifying current therapies with the potential to be reformulated to expand or extend therapeutic effect or duration of action, minimize drawbacks or to apply new delivery methods. In addition, we continually evaluate potential development programs, technologies and product candidates that may be complementary to or synergistic with our existing programs and product development goals.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron Therapeutics cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include those associated with: the timing of completion of the HEC study, and the results thereof, and the new drug application resubmission for SUSTOL, potential regulatory approval of SUSTOL and the timing for such approval, if approved at all; the progress in research and development of HTX-019, HTX-011, HTX-003 and our other product candidate programs, including the timing of planned toxicology and clinical studies; safety and efficacy data from our clinical studies that may not warrant further development of our product candidates; the launch and acceptance of new products generally; our financial position and our ability to raise additional capital to fund operations if necessary or to pursue additional business opportunities; strategic business alliances we may pursue or the potential acquisition of other products or technologies; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

HERON THERAPEUTICS, INC.
Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,(Unaudited)		December 31,
	2014	2013	2014	2013
Operating expenses:
Research and development	$14,195	$8,538	$54,833	$32,516
General and administrative	5,300	5,293	19,728	21,941

Total operating expenses	19,495	13,831	74,561	54,457

Loss from operations	(19,495)	(13,831)	(74,561)	(54,457)
Other expense, net	(1,129)	(212)	(1,806)	(826)

Net loss	$(20,624)	$(14,043)	$(76,367)	$(55,283)

Basic and diluted net loss per share	$(0.71)	$(0.75)	$(2.87)	$(3.42)

Shares used in computing basic and diluted net loss per share	29,210	18,708	26,569	16,163

HERON THERAPEUTICS, INC.

Condensed Balance Sheet Data
(in thousands)

	December 31,
	2014	2013
Cash and cash equivalents	$72,675	$72,287
Total assets	76,682	75,937
Total stockholders’ equity	63,062	68,945

Contacts
Investor Relations Contact:
Jennifer Capuzelo, Sr. Manager, Investor Relations
858-703-6063
jcapuzelo@herontx.com

Corporate Contact:
Barry D. Quart, Pharm D., Chief Executive Officer
650-366-2626

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